Testing the Waters Materials Related to Series #JEKYLL

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#JEKYLL

STEVENSON: DR JEKYLL AND MR HYDE (1ST ED.)

THIS INITIAL OFFERING IS COMING SOON!

Strange Case
Dr Jekyll
and Mr Hyde

OFFERING AMOUNT: $20,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

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#JEKYLL

STEVENSON: DR JEKYLL AND MR HYDE (1ST ED.)

C.O.A. | SPECS

FINANCIALS

Initial Offering Share Price	$4.00
Number of Shares	5,000
Initial Offering Market Cap.	$20,000
Storage Location	Rally

ASSET SPECIFICATIONS

#JEKYLL | $20K

DIRECT ASSET SALES TRADING ON RALLY

Prices are not adjusted for inflation

$8K
$6K
$4K
$2K
Jan '92
Dec '98
Nov '05
Oct '12
Sep '19

+269.3%

COMPARABLE ASSET VALUE CHANGE SINCE 01/31/1992

3

TRANSACTIONS SINCE 01/31/1992

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point. The table below sets forth the data points plotted in the Chart.

Comparable Asset	Date	Sale Price	Source/ Sale Venue
Strange Case of Dr Jekyll and Mr Hyde by Robert Louis Stevenson First Edition	1/31/1992	$2,200.00	Swann Galleries
Strange Case of Dr Jekyll and Mr Hyde by Robert Louis Stevenson First Edition	12/14/2005	$6,600.00	Christies
Strange Case of Dr Jekyll and Mr Hyde by Robert Louis Stevenson First Edition	9/5/2019	$8,125.00	Heritage

MENTAL FLOSS
September 2015

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#JEKYLL

STEVENSON: DR JEKYLL AND MR HYDE (1ST ED.)

Dr Jekyll and Mr Hyde's story of a man divided between good and evil sticks with us 135 years after its printing — though most have likely never even read the book. From Stan Lee's Incredible Hulk to Jerry Lewis' Nutty Professor, Robert Louis Stevenson's novel directly inspired countless modern classics. #JEKYLL is an 1886 First Edition copy of Strange Case of Dr Jekyll and Mr Hyde. Before a glowing review in The Times of London led to a massive production of later editions, #JEKYLL was printed as 1 of 3,000 first edition copies.

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Strange
of
Dr Jekyll
Mr Hyde

#JEKYLL | *Visuals*

The 1932 film adaptation won Fredic March an Academy Award for Best Actor in a Leading Role for his dual portrayals of both Jekyll and Hyde.

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DESCRIPTION OF SERIES 1886 DR JEKYLL AND MR HYDE

Investment Overview

•Upon completion of the Series #JEKYLL Offering, Series #JEKYLL will purchase an 1886 First Edition copy of Strange Case of Dr Jekyll and Mr Hyde by Robert Stevenson for Series #JEKYLL (The “Series 1886 Dr Jekyll and Mr Hyde” or the “Underlying Asset” with respect to Series #JEKYLL, as applicable), the specifications of which are set forth below.

•Robert Louis Stevenson was a British author known for works such as Treasure Island, Strange Case of Dr Jekyll and Mr Hyde, and New Arabian Nights.

•Strange Case of Dr Jekyll and Mr Hyde is a book published by Stevenson in 1886 that tells the story of a man with two alter egos — Jekyll and Hyde — which have become a part of popular culture as a representation of strongly oppositional behavior exhibited by one person.

•The Underlying Asset is an 1886 First Edition copy of Strange Case of Dr Jekyll and Mr Hyde by Robert Stevenson.

Asset Description

Overview & Authentication

•Robert Louis Stevenson was born on November 13, 1850, in Edinburgh.

•In 1867, Stevenson began studying engineering at Edinburgh University. His father hoped he would follow in his footsteps and join the family business building deep-sea lighthouses in Scotland. Stevenson instead switched his courses to study law, graduating in 1875 but never practicing, instead pursuing his dream of becoming a writer.

•In 1873, Stevenson publishes his first essay, titled Roads, under the name L.S. Stoneven.

•In 1878, Stevenson’s first published volume is released. An Inland Voyage described his journey via canoe from Antwerp to Northern France.

•In 1881, Stevenson begins work on The Sea Cook, which would later evolve into Treasure Island, published in November 1883. The book was serialized in a magazine from October 1881 to January 1882.

•In October 1885, Stevenson completes Strange Case Dr Jekyll and Mr Hyde after around a month of writing.

•In January 1886, Strange Case of Dr Jekyll and Mr Hyde is published.

•The story of Strange Case of Dr Jekyll and Mr Hyde is told mostly from the perspective of a London lawyer named Mr. Gabriel John Utterson, a friend of Dr. Henry Jekyll. Utterson learns of an incident in which a man named Mr. Hyde injures a small girl and uses a check from Jekyll to pay the girl’s family. The relationship between Jekyll and Hyde confuses Utterson until he finds Hyde dead in Jekyll’s home. Utterson reads documents left behind by Jekyll and finds that Jekyll had developed a potion that allowed him to separate his personality into good and evil — with each attribute represented by Jekyll (good) and Hyde (evil).

•The story of Jekyll and Hyde supposedly came to Stevenson in a dream. He had already been interested in the idea of split personalities but had yet to write about the topic until the idea for the book appeared in a nightmare.

•According to Mental Floss: “There are few books that have seeped more deeply into popular culture than Dr. Jekyll and Mr. Hyde. Beyond movies, there have been cartoon adaptations with Mighty Mouse and Bugs Bunny. Stan Lee has said that along with Frankenstein, Dr. Jekyll and Mr. Hyde helped to inspire The Incredible Hulk. There are musicals, too—like the recent Jekyll & Hyde, and a 1988 Nintendo game.”

•In 1894 Stevenson died in Samoa on land he had purchased there less than 4 years earlier.

•The first film adaptation of The Strange Case of Dr. Jekyll and Mr. Hyde was released in 1908 and had a running time of only 16 minutes.

•The 1932 film adaptation of The Strange Case of Dr. Jekyll and Mr. Hyde goes onto win actor Fredic March, who plays both Jekyll and Hyde, a Best Actor in a Leading Role Oscar at the 1932 Academy Awards.

•The Underlying Asset is accompanied by a signed letter of authenticity from Darren Sutherland, a New York-based rare book specialist.

Notable Features

•The Underlying Asset is an 1886 First Edition copy of Strange Case of Dr Jekyll and Mr Hyde by Robert Stevenson.

•The Underlying Asset is 1 of 3,000 copies in wrappers published by Charles Scribner’s sons on January 5, 1886.

•The Underlying Asset was released in New York four days before the English Edition.

•The Underlying Asset remains in its original wrappers and comes housed in a custom box.

Notable Defects

•The Underlying Asset exhibits light wear to spine and a small 15mm chip to its foot.

Details

Series 1886 Dr Jekyll and Mr Hyde
Title	Strange Case of Dr Jekyll and Mr Hyde
Author	Robert Louis Stevenson
Publisher	Charles Scribner’s Sons
Publication Date	January 1886
Edition	First Edition in Original Wrappers
Condition	Near Fine or Better

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1886 Dr Jekyll and Mr Hyde going forward.